Discussion and Reconciliation of Non-GAAP Measures

Supplemental Operational Measures

We provide a supplemental discussion of our business solutions operations that is calculated by combining our Mobility and Business Wireline operating units, and then adjusting to remove non-business operations. The following table presents a reconciliation of our supplemental Business Solutions results.

Supplemental Operational Measure
	Fourth Quarter
	December 31, 2020				December 31, 2019
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$14,022	$—	$(12,074)	$2,873	$13,948	$—	$(12,049)	$2,754
Strategic and managed services	—	4,006	—	4,006	—	3,925	—	3,925
Legacy voice and data services	—	1,956	—	1,956	—	2,207	—	2,207
Other services and equipment	—	357	—	357	—	454	—	454
Wireless equipment	6,097	—	(5,172)	209	4,752	—	(3,897)	249
Total Operating Revenues	20,119	6,319	(17,246)	9,192	18,700	6,586	(15,946)	9,340

Operating Expenses
Operations and support	13,023	3,993	(10,925)	6,091	11,170	4,056	(9,266)	5,960
EBITDA	7,096	2,326	(6,321)	3,101	7,530	2,530	(6,680)	3,380
Depreciation and amortization	2,008	1,320	(1,688)	1,640	2,027	1,247	(1,720)	1,554
Total Operating Expenses	15,031	5,313	(12,613)	7,731	13,197	5,303	(10,986)	7,514
Operating Income	5,088	1,006	(4,633)	1,461	5,503	1,283	(4,960)	1,826
Equity in Net Income (Loss) of Affiliates	—	—	—	—	—	—	—	—
Operating Contribution	$5,088	$1,006	$(4,633)	$1,461	$5,503	$1,283	$(4,960)	$1,826
[1]Non-business wireless reported in the Communication segment under the Mobility business unit.

Supplemental Operational Measure
	Year Ended
	December 31, 2020				December 31, 2019
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$55,542	$—	$(47,810)	$10,614	$55,331	$—	$(47,887)	$10,198
Strategic and managed services	—	15,788	—	15,788	—	15,430	—	15,430
Legacy voice and data services	—	8,183	—	8,183	—	9,180	—	9,180
Other services and equipment	—	1,387	—	1,387	—	1,557	—	1,557
Wireless equipment	17,022	—	(14,140)	2,882	15,725	—	(12,971)	2,754
Total Operating Revenues	72,564	25,358	(61,950)	35,972	71,056	26,167	(60,858)	36,365

Operating Expenses
Operations and support	42,106	15,534	(34,927)	22,713	40,681	16,069	(34,036)	22,714
EBITDA	30,458	9,824	(27,023)	13,259	30,375	10,098	(26,822)	13,651
Depreciation and amortization	8,086	5,226	(6,803)	6,509	8,054	4,934	(6,840)	6,148
Total Operating Expenses	50,192	20,760	(41,730)	29,222	48,735	21,003	(40,876)	28,862
Operating Income	22,372	4,598	(20,220)	6,750	22,321	5,164	(19,982)	7,503
Equity in Net Income (Loss) of Affiliates	—	—	—	—	—	—	—	—
Operating Contribution	$22,372	$4,598	$(20,220)	$6,750	$22,321	$5,164	$(19,982)	$7,503
[1]Non-business wireless reported in the Communication segment under the Mobility business unit.
Results have been recast to conform to the current period's classification.